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                              CERTIFICATE OF MERGER

               Pursuant to Section 251 of the General Corporation Law of the State of Delaware, Axion Inc., a Delaware corporation (the "Surviving Corporation"), for the purpose of effecting the merger (the "Merger") of OnCare Information Inc., a Delaware corporation and the wholly-owned subsidiary of the Surviving Corporation (the "Merged Corporation"), with and into the Surviving Corporation, does hereby certify that:

               FIRST: The names and states of incorporation of the constituent corporations are as follows:

               Axion Inc., a Delaware corporation, and

               OnCare Information Inc., a Delaware corporation.

               SECOND:An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the Surviving Corporation and the Merged Corporation in accordance with the provisions of Section 251 of the Delaware General Corporation Law.

        THIRD: The name of the surviving corporation is Axion Inc.

               FOURTH:The   Certificate  of   Incorporation   of  the  Surviving
Corporation, which shall be the Certificate of Incorporation of the surviving corporation, is hereby amended as follows:

               1. In Article V, Section D,  Subsection (2), add "(a)" before the word "Each" and after the heading "Automatic Conversion."

               2. Add the following text after Article V, Section D, Subsection
                  (2) and before Article V, Section D, Subsection (3):

                         "(b) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect upon the affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Preferred Stock then outstanding, voting or consenting as a single class on an as-if-converted basis."

               3. Add the following text after Article V, Section C, Subsection
                  (3) and before Article V, Section D:

                         "(4) Waiver. The holders of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C
                         Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock can waive any dividend preference that such holders may be entitled to receive under this Section C upon the affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Preferred Stock then outstanding, voting or consenting as a single class on an as-if-converted basis."


        FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 395 Oyster Point Boulevard, Suite 405, South San





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Francisco, California 94080.

        SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request and without cost to any stockholder of the Merged Corporation or the Surviving Corporation.

               IN WITNESS WHEREOF, the Surviving Corporation has caused this certificate to be signed by Garrett J. Roper, its Senior Vice President and Chief Financial Officer, this 21st day of December 1995.

                                 AXION INC.

                                 By:  GARRETT J. ROPER
                                      ----------------------------------------
                                      Garrett J. Roper,
                                      Senior Vice President and Chief Financial
                                      Officer


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